Exhibit 2.3

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

“HUGO ACQUISITION CORP.”, A DELAWARE CORPORATION,

WITH AND INTO “WORLD AIR HOLDINGS, INC.” UNDER THE NAME OF “WORLD AIR HOLDINGS, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE FOURTEENTH DAY OF AUGUST, A.D. 2007, AT 4:45 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3905087 8100m	Authentication: 5925912
070921312	DATE: 08-14-07

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State of Delaware
Secretary of State
Division of Corporations
Delivered 04:45 PM 08/14/2007
FILED 04:45 PM 08/14/2007
SRV 070921312 - 3905087 FILE

CERTIFICATE OF MERGER

MERGING

HUGO ACQUISITION CORP.

WITH AND INTO

WORLD AIR HOLDINGS, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), World Air Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

Hugo Acquisition Corp.	Delaware
World Air Holdings, Inc.	Delaware

SECOND: The Agreement and Plan of Merger dated as of April 5,2007 (the “Merger Agreement”), among Global Aero Logistics Inc., the parent corporation of Hugo Acquisition Corp., and each of the Constituent Corporations, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: The name of the surviving corporation (the “Surviving Corporation”) shall be World Air Holdings, Inc.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time (as defined below), shall be amended at the Effective Time as set forth in Exhibit A attached hereto, and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation, located at 101World Drive, Peachtree City, GA 30269.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger, and the merger provided for herein, shall become effective at 4:01 P.M. Eastern Standard Time on the date this Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

This Certificate of Merger has been executed on this 14 day of August, 2007.

WORLD AIR HOLDINGS, INC.,

by:	/s/ Brian T. Hunt
Name: Brian T. Hunt
Title: Secretary

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EXHIBIT A

TO THE CERTIFICATE OF MERGER

Amended and Restated Certificate of Incorporation

of World Air Holdings, Inc,

FIRST: The name of the corporation (hereinafter called the “Corporation”) is World Air Holdings, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation, shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH: At no time shall more than twenty-five percent (25%) of the voting interest of the Corporation be owned or controlled by persons who are not “Citizens of the United States” (as such term is defined in Section 101 of the Federal Aviation Act of 1958, as amended, (Title 49 United State Code), or as the same may be from time to time amended)) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of Common Stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. carrier. The By-laws shall contain provisions to implement this Article SEVENTH, including without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article SEVENTH.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

NINTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.